UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2019

Vertex Pharmaceuticals Incorporated
(Exact name of registrant as specified in its charter)

Massachusetts	000-19319	04-3039129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Northern Avenue
Boston, Massachusetts 02210
(Address of principal executive offices) (Zip Code)

(617) 341-6100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 Par Value Per Share	VRTX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 30, 2019, Vertex Pharmaceuticals Incorporated (“Vertex”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Semma Therapeutics, Inc. (“Semma”), Vertex Disc Inc., a wholly-owned subsidiary of Vertex (“Merger Sub”), and Shareholder Representative Services LLC, solely in its capacity as shareholders’ representative thereunder. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Semma (the “Merger”), with Semma surviving the Merger as a wholly-owned subsidiary of Vertex. Semma is a privately held biotechnology company that is engaged in the research of stem cell-derived human islets as a potentially curative treatment for type 1 diabetes.

Under the terms of the Merger Agreement, Vertex has agreed to a payment of approximately $950 million in cash upon consummation of the Merger plus an additional payment in respect of certain stock options. A portion of the consideration will be placed in escrow upon the closing of the Merger to satisfy certain indemnification obligations of Semma equityholders as described in the Merger Agreement. Any escrow proceeds that are not used to satisfy indemnity claims or secure pending indemnity claims will be released to the former equityholders of Semma 15 months after the closing of the Merger.

The Merger Agreement and the Merger have been approved by the board of directors and the stockholders of Semma. The completion of the Merger is subject to certain customary conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the absence of any material adverse effect with respect to Semma. Vertex anticipates that the transaction will be completed in the fourth quarter of 2019. Vertex intends to fund the acquisition using cash on hand or other sources of immediately available funds.

On August 30, 2019, stockholders of Semma sufficient to approve the transaction delivered irrevocable written consents, approving and authorizing the Merger pursuant to the Merger Agreement and adopting the Merger Agreement, waiving any applicable notice provisions in accordance with the General Corporation Law of the State of Delaware, Semma’s governing documents and stockholders agreements and waiving any applicable appraisal rights (the “Stockholder Consent”). The Stockholder Consent is sufficient to satisfy the stockholder vote requirement for the Merger under applicable law and Semma’s governing documents.

Concurrently with the execution of the Merger Agreement, certain members of Semma’s management team have entered into restrictive covenant agreements with Vertex which will become effective upon consummation of the Merger.

Forward-Looking Statements.

This report contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, information regarding the expected timing of the Merger and how Vertex plans to fund the acquisition. While Vertex believes the forward-looking statements contained in this report are accurate, these forward-looking statements represent Vertex’s beliefs only as of the date of this report, and there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements. Those risks and uncertainties include, among other things, that one or more of the closing conditions may not be satisfied or waived on a timely basis, and other risks listed under Risk Factors in Vertex’s annual report and quarterly reports filed with the Securities and Exchange Commission and available through Vertex’s website at www.vrtx.com. Vertex disclaims any obligation to update the information contained in this report as new information becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX PHARMACEUTICALS INCORPORATED
(Registrant)

Date: September 3, 2019	/s/ Charles F. Wagner, Jr.
Charles F. Wagner, Jr. Executive Vice President, Chief Financial Officer